Exhibit 99

FOR IMMEDIATE RELEASE
September 28, 2022

Cintas Corporation Announces
Fiscal 2023 First Quarter Results

CINCINNATI, September 28, 2022 -- Cintas Corporation (Nasdaq: CTAS) today reported results for its fiscal 2023 first quarter ended August 31, 2022. Revenue for the first quarter of fiscal 2023 was $2.17 billion compared to $1.90 billion in last year’s first quarter, an increase of 14.2%. The organic revenue growth rate for the first quarter of fiscal 2023, which adjusts for the impacts of acquisitions, divestitures and foreign currency exchange rate fluctuations, was 13.9%.

Gross margin for the first quarter of fiscal 2023 was $1,028.1 million compared to $902.8 million in last year’s first quarter, an increase of 13.9%. Gross margin as a percentage of revenue was 47.5% for the first quarter of fiscal 2023 compared to 47.6% in last year's first quarter. Energy expenses comprised of gasoline, natural gas and electricity were 30 basis points higher during the first quarter of fiscal 2023 compared to last year's first quarter.

Operating income for the first quarter of fiscal 2023 was $440.1 million compared to $394.1 million in last year's first quarter. Operating income as a percentage of revenue was 20.3% in the first quarter of fiscal 2023 compared to 20.8% in last year's first quarter. Fiscal 2022 first quarter operating income included a $12.1 million gain on the sale of operating assets which was recorded as a reduction of selling and administrative expenses. Excluding the fiscal 2022 first quarter gain, fiscal 2023 first quarter operating income increased 15.2% and operating income as a percentage of revenue increased 20 basis points to 20.3% from 20.1% in last year's first quarter.

Net income was $351.7 million for the first quarter of fiscal 2023 compared to $331.2 million in last year's first quarter. First quarter of fiscal 2023 diluted earnings per share (EPS) was $3.39 compared to $3.11 in last year's first quarter. Fiscal 2022 first quarter diluted EPS included $0.09 from the gain on the sale of operating assets and related income tax impact. Excluding the fiscal 2022 first quarter gain and the related income tax impact, fiscal 2023 first quarter diluted EPS of $3.39 increased 12.3% compared to $3.02 in last year's first quarter.

Fiscal 2023 first quarter net cash provided by operating activities was $298.2 million compared to $262.1 million in last year's first quarter, an increase of 13.8%. On June 15, 2022, Cintas paid shareholders an aggregate of $97.7 million in quarterly cash dividends. During the first quarter of fiscal 2023, Cintas purchased $210.8 million of Cintas common stock under its buyback program.

Todd M. Schneider, Cintas' President and Chief Executive Officer, stated, "We are pleased with our fiscal 2023 first quarter financial results. Each of our operating segments grew revenue at a double-digit rate. Adjusted diluted EPS also increased by double-digits, benefiting from operating income margin expansion despite high inflation. These financial results are the product of the continued focus of our employee-partners on providing businesses with the image, safety, cleanliness and compliance needed to help our customers get Ready for the Workday®."

Mr. Schneider concluded, "We are increasing our full fiscal year financial guidance. We are raising our annual revenue expectations from a range of $8.47 billion to $8.58 billion to a range of $8.58 billion to $8.67 billion and diluted EPS from a range of $11.90 to $12.30 to a range of $12.30 to $12.65."

The following table provides a comparison of fiscal 2022 revenue and diluted EPS to our updated fiscal 2023 guidance.

				Fiscal 2023		Fiscal 2023
Revenue Guidance ($s in millions)	Fiscal 2022			Low End of Range	Growth vs. Fiscal 2022	High End of Range	Growth vs. Fiscal 2022

Total Revenue	$7,854.5			$8,580.0	9.2%	$8,670.0	10.4%

	Fiscal 2022			Fiscal 2023		Fiscal 2023
Earnings Per Share Guidance ($s in millions, except EPS)	Operating Income	Tax Rate	EPS	Low End of Range	Growth vs. Fiscal 2022	High End of Range	Growth vs. Fiscal 2022

Reported	$1,587.4	17.5%	$11.65
Q1 Gain on Sale of Operating Assets	(12.1)	0.1%	(0.09)
Q3 Gain on an Equity Method Investment	(30.2)	0.3%	(0.28)
After Above Items	$1,545.1	17.9%	$11.28	$12.30	9.0%	$12.65	12.1%
•Fiscal year 2023 operating income is expected to be in the range of $1.72 billion to $1.76 billion compared to $1.55 billion in fiscal year 2022, adjusted to exclude the gains in the table above.

•Fiscal year 2023 interest expense is expected to be approximately $110.0 million compared to $88.8 million in fiscal year 2022, due in part to higher interest rates.

•Fiscal year 2023 effective tax rate is expected to be approximately 20.0% compared to a rate of 17.9% in fiscal year 2022, after excluding the gains in the table above and their related tax impacts from the reported rate of 17.5%. The expected higher effective tax rate will negatively impact fiscal year 2023 diluted EPS by approximately $0.32 and diluted EPS growth by approximately 290 basis points.

•Our diluted EPS guidance includes no future share buybacks.

•We remain in a dynamic environment that can continue to change. Our guidance assumes a stable economy and excludes COVID-19 pandemic-related setbacks or economic downturns.

Cintas
Cintas Corporation helps more than one million businesses of all types and sizes get Ready™ to open their doors with confidence every day by providing products and services that help keep their customers’ facilities and employees clean, safe and looking their best. With offerings including uniforms, mats, mops, restroom supplies, first aid and safety products, fire extinguishers and testing, and safety training, Cintas helps customers get Ready for the Workday®. Headquartered in Cincinnati, Cintas is a publicly held Fortune 500 company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of both the Standard & Poor’s 500 Index and Nasdaq-100 Index.

Cintas will host a live webcast to review the fiscal 2023 first quarter results today at 10:00 a.m., Eastern Time. The webcast will be available to the public on Cintas' website at www.Cintas.com. A replay of the webcast will be available approximately two hours after the completion of the live call and will remain available for two weeks.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas and speak only as of the date made. You should not place undue reliance on any forward-looking statement. We cannot guarantee that any forward-looking statement will be realized. These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release. Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy and fuel costs; lower sales volumes; loss of customers due to outsourcing trends; the performance and costs of integration of acquisitions; fluctuations in costs of materials and labor including increased medical costs; costs and possible effects of union organizing activities; failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety; the effect on operations of exchange rate fluctuations, tariffs and other political, economic and regulatory risks including the risk of recession; uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation; the cost, results and ongoing assessment of internal controls for financial reporting; the effect of new accounting pronouncements; disruptions caused by the inaccessibility of computer systems data, including cybersecurity risks; the initiation or outcome of litigation, investigations or other proceedings; higher assumed sourcing or distribution costs of products; the disruption of operations from catastrophic or extraordinary events including viral pandemics such as the COVID-19 coronavirus; the amount and timing of repurchases of our common stock, if any; changes in federal and state tax and labor laws; and the reactions of competitors in terms of price and service. Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2022 and in our reports on Forms 10-Q and 8-K. The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us, or that we currently believe to be immaterial, may also harm our business.

For additional information, contact:

J. Michael Hansen, Executive Vice President and Chief Financial Officer - 513-972-2079
Paul F. Adler, Vice President - Treasurer & Investor Relations - 513-972-4195

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended
	August 31, 2022	August 31, 2021	% Change
Revenue:
Uniform rental and facility services	$1,697,772	$1,508,176	12.6%
Other	468,682	388,774	20.6%
Total revenue	2,166,454	1,896,950	14.2%

Costs and expenses:
Cost of uniform rental and facility services	890,766	779,301	14.3%
Cost of other	247,576	214,893	15.2%
Selling and administrative expenses	587,992	508,655	15.6%

Operating income	440,120	394,101	11.7%

Interest income	(155)	(56)	176.8%
Interest expense	27,720	21,854	26.8%

Income before income taxes	412,555	372,303	10.8%
Income taxes	60,866	41,124	48.0%
Net income	$351,689	$331,179	6.2%

Basic earnings per share	$3.45	$3.19	8.2%

Diluted earnings per share	$3.39	$3.11	9.0%

Basic weighted average common shares outstanding	101,428	103,295
Diluted weighted average common shares outstanding	103,337	105,944

CINTAS CORPORATION SUPPLEMENTAL DATA

Gross Margin and Net Income Margin Results

	Three Months Ended
	August 31, 2022	August 31, 2021

Uniform rental and facility services gross margin	47.5%	48.3%
Other gross margin	47.2%	44.7%
Total gross margin	47.5%	47.6%
Net income margin	16.2%	17.5%

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

The press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. To supplement its consolidated condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides the additional non-GAAP financial measures of operating income, earnings per diluted share and cash flow. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for future performance. A reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP are shown in the tables below.

Operating Income Results

	Three Months Ended
(In thousands)	August 31, 2022	% of Revenue	August 31, 2021	% of Revenue	Growth vs. Fiscal 2022

Operating income	$440,120	20.3%	$394,101	20.8%	11.7%
Gain on sale of operating assets			(12,178)
Operating income excluding above item	$440,120	20.3%	$381,923	20.1%	15.2%

Earnings Per Share Results

	Three Months Ended
	August 31, 2022	August 31, 2021	Growth vs. Fiscal 2022

Diluted EPS	$3.39	$3.11	9.0%
Pre-tax gain and the related tax benefit on sale of certain operating assets		(0.09)
Diluted EPS excluding above item	$3.39	$3.02	12.3%

Computation of Free Cash Flow

	Three Months Ended
(In thousands)	August 31, 2022	August 31, 2021

Net cash provided by operations	$298,156	$262,141
Capital expenditures	(70,016)	(48,748)
Free cash flow	$228,140	$213,393

Management uses free cash flow to assess the financial performance of the Company. Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue, improve and grow business operations.

SUPPLEMENTAL SEGMENT DATA

(In thousands)	Uniform Rental and Facility Services	First Aid and Safety Services	All Other	Corporate	Total
For the three months ended August 31, 2022
Revenue	$1,697,772	$234,161	$234,521	$—	$2,166,454
Gross margin	$807,006	$116,137	$104,969	$—	$1,028,112
Selling and administrative expenses	$442,235	$75,291	$70,466	$—	$587,992
Interest income	$—	$—	$—	$(155)	$(155)
Interest expense	$—	$—	$—	$27,720	$27,720
Income (loss) before income taxes	$364,771	$40,846	$34,503	$(27,565)	$412,555

For the three months ended August 31, 2021
Revenue	$1,508,176	$199,116	$189,658	$—	$1,896,950
Gross margin	$728,875	$89,275	$84,606	$—	$902,756
Selling and administrative expenses	$399,493	$63,547	$45,615	$—	$508,655
Interest income	$—	$—	$—	$(56)	$(56)
Interest expense	$—	$—	$—	$21,854	$21,854
Income (loss) before income taxes	$329,382	$25,728	$38,991	$(21,798)	$372,303

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands except per share data)

	August 31, 2022	May 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$74,558	$90,471
Accounts receivable, net	1,082,783	1,006,220
Inventories, net	473,888	472,150
Uniforms and other rental items in service	953,717	916,706
Income taxes, current	—	21,708
Prepaid expenses and other current assets	162,844	124,728
Total current assets	2,747,790	2,631,983

Property and equipment, net	1,329,131	1,323,673

Investments	239,335	242,873
Goodwill	3,037,278	3,042,976
Service contracts, net	379,379	391,638
Operating lease right-of-use assets, net	174,697	170,003
Other assets, net	353,416	344,110
	$8,261,026	$8,147,256

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$292,321	$251,504
Accrued compensation and related liabilities	176,865	236,992
Accrued liabilities	543,566	588,948
Income taxes, current	35,783	—
Operating lease liabilities, current	43,539	43,872
Debt due within one year	507,467	311,574
Total current liabilities	1,599,541	1,432,890

Long-term liabilities:
Debt due after one year	2,484,602	2,483,932
Deferred income taxes	487,755	473,777
Operating lease liabilities	134,010	129,064
Accrued liabilities	325,492	319,397
Total long-term liabilities	3,431,859	3,406,170

Shareholders’ equity:
Preferred stock, no par value: 100,000 shares authorized, none outstanding	—	—
Common stock, no par value, and paid-in capital: 425,000,000 shares authorized FY 2023: 191,654,188 issued and 101,532,642 outstanding FY 2022: 190,837,921 issued and 101,711,215 outstanding	1,878,837	1,771,917
Retained earnings	8,953,391	8,719,163
Treasury stock: FY 2023: 90,121,546 shares FY 2022: 89,126,706 shares	(7,690,726)	(7,290,801)
Accumulated other comprehensive income	88,124	107,917
Total shareholders’ equity	3,229,626	3,308,196
	$8,261,026	$8,147,256

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	August 31, 2022	August 31, 2021
Cash flows from operating activities:
Net income	$351,689	$331,179

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	63,057	60,955
Amortization of intangible assets and capitalized contract costs	36,989	36,994
Stock-based compensation	26,282	36,496
Gain on sale of operating assets	—	(12,178)
Deferred income taxes	14,829	22,887
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(79,397)	(27,742)
Inventories, net	(2,476)	14,986
Uniforms and other rental items in service	(39,327)	(39,274)
Prepaid expenses and other current assets and capitalized contract costs	(63,641)	(36,724)
Accounts payable	41,681	(26,272)
Accrued compensation and related liabilities	(59,957)	(85,834)
Accrued liabilities and other	(49,105)	(24,342)
Income taxes, current	57,532	11,010
Net cash provided by operating activities	298,156	262,141

Cash flows from investing activities:
Capital expenditures	(70,016)	(48,748)
Purchases of investments	(5,930)	(8,738)
Proceeds from sale of operating assets, net of cash disposed	—	15,070
Acquisitions of businesses, net of cash acquired	(7,060)	(35,725)
Other, net	(3,589)	(6,180)
Net cash used in investing activities	(86,595)	(84,321)

Cash flows from financing activities:
Issuance of commercial paper, net	196,000	326,000
Repayment of debt	—	(250,000)
Proceeds from exercise of stock-based compensation awards	1,047	72,896
Dividends paid	(97,655)	(79,135)
Repurchase of common stock	(320,334)	(659,235)
Other, net	(5,257)	(610)
Net cash used in financing activities	(226,199)	(590,084)

Effect of exchange rate changes on cash and cash equivalents	(1,275)	(1,627)

Net decrease in cash and cash equivalents	(15,913)	(413,891)
Cash and cash equivalents at beginning of period	90,471	493,640
Cash and cash equivalents at end of period	$74,558	$79,749